UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT 1934

Date of Report (Date of earliest event reported): May 9, 2013

SELWAY CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-54527	27-4563770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Ford Road Suite 230 Denville, NJ		07834
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(973) 983-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 9, 2013, the Board of Directors of Selway Capital Acquisition Corporation (the “Company”), after consultation with, and upon recommendation from, management of the Company, concluded the previously issued audited financial statements for the years ended December 31, 2011 and 2012 for Healthcare Corporation of America (“HCCA”), which the Company recently acquired and which is currently the Company’s subsidiary, should no longer be relied upon and that disclosure should be made, and action should be taken, to prevent future reliance on such financial statements. HCCA will restate its financial statements for the year ended December 31, 2011 and 2012.

While conducting a review of HCCA’s financial statements in connection with upcoming public filings the Company discovered that certain accounts receivables were overstated due to accounting errors which included the recognition of certain 2013 revenues in 2012. In addition, the Company discovered that a payable to a large service provider was erroneously understated as HCCA believed that it might not be obligated to pay the service provider because of a claim submitted by HCCA against the service provider. While HCCA is currently pursuing claims of up to $5 million against the service provider, it should have accrued an account payable to the service provider in its financial statements, notwithstanding this claim. In addition the Company discovered that HCCA failed to disclose that the service provider filed a $2.9 million counter claim in support of efforts to collect from HCCA.

The Company believes that the issues outlined in this filing will not materially impact its 2013 revenue guidance and is reiterating its previously provided revenue guidance of $81.3 Million.

The impact of these errors on HCCA’s historical and previously filed financial statements for 2011 and 2012 is as follows:

2011

•	For the balance sheet as of December 31, 2011, HCCA understated its accounts payable and other payables collectively by approximately $1,810,000 and correspondingly understated its Accumulated Deficit by approximately $1,810,000. Of the $1,810,000, $1,260,000 was a payable to the service provider discussed above and $550,000 was payable to a customer due to a prepayment that was erroneously recorded as revenues. For the Consolidated Statement of Operations for the Year Ended December 31, 2011, HCAA understated its net loss by approximately $1,810,000 as it overstated its revenues by approximately $550,000 and understated its expenses by approximately $1,260,000. Loss per share was understated by approximately $.048.

2012

•	For the balance sheet as of December 31, 2012, HCCA understated its accounts payable and other payables collectively by approximately $3,005,000, overstated its accounts receivables by approximately $962,000 and correspondingly understated its Accumulated Deficit by approximately $3,967,000. Of the $3,005,000 understatement of accounts payable, approximately $2,360,000 was payable to the service provider discussed above and $550,000 was payable to a customer (see 2011 above). For the Consolidated Statement of Operations for the Year Ended December 31, 2012, HCAA understated its net loss by approximately $2,160,000 as it overstated its revenues by approximately $1,050,000 and understated its expenses by approximately $1,110,000. Loss per share was understated by approximately $0.055. Of the $1,050,000 overstatement of 2012 revenues, $650,000 will be recorded as revenue in the first quarter of 2013.

HCCA will correct the foregoing by appropriately booking the applicable accounts payable and eliminating the accounting errors. In order to help prevent similar accounting errors in the future, the Company will be reviewing and revising its internal control over financial reporting and hiring a Chief Financial Officer. In addition, the Company is in the process of locating independent directors eligible to serve on an audit committee, which the Company’s Board of Directors expects to form once suitable independent directors are on the Board of Directors.

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The Company’s authorized officers have discussed the foregoing matters with the Company’s current independent registered public accounting firm, Thomas J. Harris, Certified Public Accountant, which was the auditor of HCCA’s financial statements. The Board of Directors has authorized and directed that the officers of the Company take the appropriate and necessary actions to amend and restate the Current Report on Form 8-K dated April 10, 2013, pursuant to which HCCA’s financial statements were filed with the Securities and Exchange Commission. The Company expects to file restated financial statements reflecting the foregoing corrections no later than May 15, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELWAY CAPITAL ACQUISITION CORPORATION

Dated: May 9, 2013	By:	/s/ Gary J. Sekulski
Name: Gary J. Sekulski Title: Chairman, President & Chief Executive Officer

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